MMC ENERGY, INC.
26 Broadway
Suite 960
New York, NY 10004
(212) 977-0900

MMC ENERGY, INC. ANNOUNCES SALE OF TURBINES

New York- August 11, 2009-MMC Energy, Inc. (NASDAQ: MMCE) announced today that its wholly owned subsidiary, MMC Chula Vista II, LLC, signed a definitive agreement to sell its two remaining General Electric LM6000PC Sprint® turbines to an affiliate of Pro Energy Services, LLC.

In connection with signing the definitive agreement, the Company received a $3 million nonrefundable deposit.  The Company expects to utilize the deposit proceeds and available cash on hand to repay the $6.44 million of debt owed to GE Energy Financial Services that has been collateralized by the turbines.  The transaction is targeted to close on October 7, 2009.  The Company expects to record a loss of approximately $5.4 million, reflected as an impairment charge to the carrying value of the turbines, in the Company’s Second Quarter results.

MMC previously announced the sale of a General Electric LM6000 PC Sprint ® turbine in November 2008.

About MMC Energy, Inc.:

The Company actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States.

The Company has invested in electricity assets which provide essential services to key transmission constrained markets in California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable. To date, the Company has acquired three electricity generating assets in California, totaling 110 MW of capacity, all of which have now been sold pending closing.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 including the Company’s ability to consummate the sale of assets to Pro Energy and the amount of proceeds ultimately available to the Company. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, those risks described in the Company’s Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements.

Source: MMC Energy, Inc.

Contact:

          MMC Energy Inc.
          Denis G. Gagnon, Chief Financial Officer
          (212) 977-0900
          www.mmcenergy.com